Exhibit 3.12(i)

[STAMP]

ARTICLES OF INCORPORATION

OF

UNIFI INTERNATIONAL SERVICE, INC.

The undersigned, being of the age of eighteen years or more, does hereby make and acknowledge these Articles of Incorporation for the purpose of forming a corporation under and by virtue of the laws of the State of North Carolina.

1. The name of the corporation shall be Unifi International Service, Inc.

2. The period of duration of the corporation shall be perpetual.

3 . The purposes for which the corporation is organized are:

(a) To engage in the business of furnishing marketing and managerial services for international business operations, and any and. all other business incidental thereto.

(b) To acquire, by purchase, lease or otherwise, lands and interests in lands, and to own, hold, improve, subdivide, develop and manage any real estate so acquired, and to erect, or cause to be erected, on any lands owned, held, or occupied by the corporation, buildings or other structures, with their appurtenances and to manage, operate, lease, rebuild, enlarge, alter and improve any buildings or other structures, now or hereinafter erected on any lands so owned, held or occupied and to encumber or dispose of any lands or interest in lands and any buildings or other structures, and any stores, shops, suites, rooms, or part of any buildings or other structures, at any time owned or held by the corporation.

(c) To acquire, by purchase, lease, manufacture or otherwise, any personal property deemed necessary or useful in the equipment, furnishing, improvement, development or management of any property, real or personal, at any time owned, held, or occupied by the corporation, and to invest, trade, and deal in any personal property deemed beneficial to the corporation, and to encumber or dispose of any personal property at any time owned or held by the corporation.

(d) To do a general commission merchant’s and selling agent’s business; to buy, sell, and otherwise dispose of, hold, own, manufacture, produce, export and import and deal in, either as principal or agent, and upon commission or otherwise, all kinds of personal property whatsoever, without limit as to amount; to make and enter into all manner and kinds of contracts, agreements and obligations by or with any person or persons, corporation or corporations, for the purchasing, acquiring, manufacturing, repairing, selling and dealing in any article of personal property of any kind and nature whatsoever, and generally with full power to perform any and all acts connected with the same or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business or conducive to its best interests.

(e) To acquire by purchase, subscription, or otherwise invest in, hold for investment, or otherwise, and to sell, exchange, mortgage, pledge, or otherwise dispose of, and deal in all stocks, bonds, and other evidences of indebtedness of any corporation, public quasi-public, or private, domestic or foreign, and all trust or other certificates of, or receipts evidencing interest in any such securities; to issue in exchange therefor its own stocks, bonds, or other obligations, and while the owner of any such stocks, bonds, and other evidences of indebtedness or interest therein, to exercise all the rights, powers, and privileges of ownership, including the right to vote thereon for any and all purposes.

(f) To buy, sell, exchange, pledge, endorse, guarantee the payment of, discount and otherwise deal in all kinds of bills, notes, contracts, bonds, debentures, stocks, securities, trade acceptances, open accounts, all kinds of negotiable instruments, commercial paper and evidence of debts whatsoever, and to engage in the discount and finance business generally, and in businesses pertaining and incidental thereto.

(g) To loan its own money; to make unsecured or secured loans on all types of real and personal property; to act as agent or broker in procuring money for and in making loans; to act as surety, guarantor, or accommodation endorser on negotiable paper, for other corporations, individuals, firms and associations, including stockholders and officers of this corporation, and to pledge the assets of this corporation to secure such endorsement, surety or guarantee.

(h) To purchase the shares of its own capital stock and to become a partner in business with any other firm, individual, or corporation. No contract or other transaction of the corporation with any other firm, person, or corporation, or in which this corporation is interested shall be affected or invalidated by: (1) the fact that any one or more of the directors or shareholders of this corporation is interested or is a director, officer or shareholder of the other corporation, or (2) the fact that any officer, director or shareholder, individually or jointly with others, may be a party to or may be interested in such contract or transactions and each and every person who may become an officer, director or shareholder of the corporation is hereby relieved from any liability that might otherwise arise by reason of his connection with the corporation for the benefit of himself or any firm or corporation in which he may be in any wise interested.

The foregoing clauses shall be construed as enumerating specific objects and powers, but no recitation, expression or declaration of specific powers or purposes herein enumerated shall be deemed to be exclusive, and it is hereby expressly declared that all other forms of business not prohibited by law and all other powers not inconsistent herewith are hereby included and in order to properly prosecute the objects and purposes above set forth, the corporation, shall have full power and authority to purchase, lease and otherwise acquire, to hold, mortgage, convey and otherwise dispose of all kinds of property, both real and personal, of any firm, individual or corporation; to purchase and hold stocks, bonds, and other evidences of indebtedness in other corporations; to construct, equip and maintain buildings and plants of any and all types and nature, and generally to perform all acts which may be deemed necessary or expedient for the proper and successful prosecution of the objects and purposes for which this corporation is created.

4. The aggregate number of shares which the corporation shall have authority to issue is 100,000. The designation of classes, number of shares and the par value of the shares is as follows:

CLASS	NUMBER OF SHARES	PAR VALUE PER SHARE
Common	100,000	$1.00

5. The minimum amount of consideration for its shares to be received by the corporation before it shall commence business is $500.00 in cash or property of equivalent value.

6. The address of the initial registered office of the corporation is 7201 West Friendly Avenue, Guilford County, Greensboro, North Carolina, and the name of the initial registered agent at such address is Robert A. Ward.

7. The number of directors constituting the initial Board of Directors shall be four, and the name and address of the persons who are to serve as directors until the first meeting of the shareholders, or until their successors are elected and qualified are:

Name	Address
G. Allen Mebane	7201 West Friendly Avenue Greensboro, NC 27420

H. Wellford Lineweaver	7201 West Friendly Avenue Greensboro, NC 27420

J. Richard Hardin	7201 West Friendly Avenue Greensboro, NC 27420

Robert A. Ward	7201 West Friendly Avenue Greensboro, NC 27420

The number of directors may be increased or decreased to any number in the manner provided in the By-Laws; provided, however, that the number of directors will not at any time be fewer than the number of shareholders.

8. The name and address of the incorporator is:

Name	Address
Clifford Frazier, Jr.	206 Southeastern Bldg. Greensboro, NC 27401

9. In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the corporation shall have the power, from time to time, without the assent or vote of the stockholders of the corporation, except to the extent to which such assent or vote is required by the By-laws adopted by the stockholders; to make, later amend and rescind the By-Laws of the corporation; to fix the amount to be reserved by the corporation as working capital; to set apart out of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; to create and designate an executive committee which shall consist of two or more directors of the corporation, and to the extant provided for in the By-Laws of the corporation, shall have and may exercise all the powers of the Board of Directors with regard to the management of the business and affairs or the corporation which may lawfully be delegated.

IN WITNESS WHEREOF, I have hereunto set my hand on this the 1st day of March, 1984

/s/ Clifford Frazier, Jr
Clifford Frazier, Jr.

NORTH CAROLINA

GUILFORD COUNTY

This is to certify that on the 1st day of March, 1984, before me, a Notary Public, personally appeared Clifford Frazier, Jr., who I am satisfied, is the person named in and who executed the foregoing Articles of Incorporation of Unifi International Service, Inc., and I, having made known to him the contents thereof, do certify that he did acknowledge he signed and delivered the same as his voluntary act and deed for the uses and purposes therein expressed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notarial seal, on this the 1st day of March, 1984.

/s/ Illegible
Notary Public

My commission expires: 10-12-87

[SEAL]